CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of July 2, 2014, by and between TSS, Inc., a Delaware corporation (“TSS”), and John K. Penver (the “Consultant”), hereinafter collectively known as the “Parties.”

WHEREAS, John K. Penver has previous experience as a chief financial officer of a public company; and

WHEREAS, TSS desires to retain the Consultant to provide consulting services to TSS for an initial period of one month;

THEREFORE, in consideration of the promises and mutual agreements contained herein, the Parties agree as follows:

1.	DESCRIPTION OF SERVICES TO BE PROVIDED. Effective July 1, 2014, the Consultant shall provide consulting services on a full-time basis as the Interim Chief Financial Officer of TSS. The Consultant shall provide TSS with financial, strategic, business, other services and functions customarily performed by a chief financial officer of a public company and any services as may be requested from time to time by the Chief Executive Officer of TSS (the “CEO”) or the Board of Directors of TSS (the “Board”) during the term of this Agreement. The Consultant shall perform the consulting services under this Agreement in a timely and professional manner in accordance with applicable professional standards.

2.	TERM. The term of this agreement shall be from the date of this Agreement through August 3, 2014 or as extended month by month by mutual agreement thereafter.

3.	FEES. TSS will pay the Consultant a fee of $22,500 per month for the consulting services provided under this Agreement. TSS shall pay the Consultant within 10 days after the third day of each month during the term of this Agreement.

4.	EXPENSE REIMBURSEMENT. The Consultant shall be entitled to reimbursement from TSS for any reasonable, ordinary “out-of-pocket” expenses, including reasonable travel expenses, associated with the provision of the consulting services under this Agreement and as approved by the CEO.

5.	RELATIONSHIP OF PARTIES. It is understood by the parties that the Consultant is an independent contractor with respect to TSS and not an employee of TSS. TSS will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of the Consultant. Neither TSS nor Consultant will represent that Consultant is an employee of TSS. In addition, as a result of this independent contractor relationship, Consultant understands and agrees that TSS does not stand in the position as a statutory employer for the purposes of any prospective worker’s compensation claims.

6.	ASSIGNMENT. The Consultant’s obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of TSS.

7.	CONFIDENTIALITY. The Consultant acknowledges that Consultant will have access to confidential information of TSS (collectively, the “Information”), including without limitation the following information: products; prices; apparatus; costs; discounts; future plans; business affairs; process information; trade secrets; technical information; customer lists; product design information; copyrights; and other proprietary information. The Information is considered to be valuable, special and unique assets of TSS. The Consultant agrees that the Consultant will not at any time or in any manner, either directly or indirectly, use any Information for the Consultant’s own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of TSS. The Consultant will protect the Information and treat it as strictly confidential. Upon termination of this Agreement and as otherwise requested by TSS, the Consultant will promptly return to TSS all items and copies containing or embodying any Information, except that Consultant may keep personal copies of his compensation records and this Agreement. The Consultant acknowledges that any breach of this Section 7 will cause irreparable harm to TSS for which damages would not be an adequate remedy, and TSS reserves the right to seek injunctive relief with respect thereto in addition to any and all other remedies available in equity or at law.

This section shall not apply to information in whatever form that comes into the public domain not resulting from the breach of this Agreement, nor shall it restrict the Consultant from giving notices required by law or complying with an order to provide information or data when such order is issued by a court, administrative agency or other authority with proper jurisdiction, or if it is reasonably necessary for the Consultant to defend itself from any suit or claim.

8.	TERMINATION. TSS may terminate this Agreement at any time without incurring liability to Consultant for any costs other than the fees and expenses payable to the Consultant under Sections 3 and 4 of this Agreement. The confidentiality provisions contained in Section 7 of this Agreement shall remain in full force and effect after the termination of this Agreement.

9.	INDEMNIFICATION. TSS shall, in a manner as applied to the officers of TSS to the extent permitted in the charter and bylaws of TSS, indemnify, protect, and hold the Consultant harmless from and against any expenses, including reasonable attorneys’ fees and expenses, claims, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising out of, or related to, the provision of the consulting services by the Consultant under this Agreement.

10.	NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed to addresses set forth on the signature page to this Agreement or via email to appropriate email address set forth on the signature page to this Agreement. Either party may change such addresses from time to time by providing written notice to the other in the manner set forth above.

11.	ENTIRE AGREEMENT; COUNTERPARTS. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be executed in multiple counterparts that, when taken together, shall constitute one and the same instrument.

12.	AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

13.	WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

14.	APPLICABLE LAW. The laws of the State of Maryland shall govern in all matters or claims arising under this Agreement.

15.	NON-TRADING IN THE COMPANY’S SECURITIES. During the term of this Agreement and within 30 days after the termination of this Agreement, the Consultant shall not trade in the Company’s securities without first receiving express permission in writing from the CEO.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on the date and year first written above.

TSS, Inc.

By:	/s/ Anthony Angelini
Anthony Angelini, President & CEO.

7226 Lee DeForest Drive, Suite 104
Columbia, Maryland 21046
aangelini@totalsitesolutions.com

/s/ John K. Penver
John K. Penver

3709 Humble Cv.
Austin TX 78730-1501
jpenver@austin.rr.com